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                                                      Exhibit C

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                       NEES GLOBAL, INC.
                    Statement of Cash Flows
           For the Twelve Months Ended March 31, 1999
               (Unaudited, Subject to Adjustment)
                     (thousands of dollars)

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Operating Activities:
 Net loss                                                                $   (669)
 Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
   Depreciation                                                   1,730
   Loss on investments                                            1,704
   Deferred income taxes                                            466
   (Increase)/decrease in accounts receivable                                (838)
   (Increase)/decrease in other current assets                               (363)
   Increase/(decrease) in accounts payable                           83
   Increase/(decrease) in other current liabilities                 664
   Other, net                                                        74
                                                                -------
Net cash used in operating activities                          $  2,851
                                                                =======

Investing Activities:

 Fixed asset expenditures                                      $(13,755)
 Investment in HydroServ Group, LLC                                 (60)
 Investment in Nexus, Inc.                                         (750)
 Investment in AllEnergy Marketing Co., LLC                                   268
 Investment in New England Water Heater Co., Inc.                (4,228)
                                                               --------
Net cash used in investing activities                          $(18,525)
                                                               ========
Financing Activities:

 Subordinated notes payable to parent-net                       $11,677
 Capital contribution from parent                                 4,353
                                                                -------
Net cash provided by financing activities                       $16,030
                                                                =======

Net increase/(decrease) in cash and cash equivalents            $   356
Cash and cash equivalents at beginning of period                     95
                                                                -------
Cash and cash equivalents at end of period                      $   451
                                                                =======
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